                                                                 Exhibit 99.1



For Immediate Release:  May 5, 2004
Contact:   Paul Sunu, Chief Financial Officer at (919) 563-8222 or
           Rick Whitener, Vice President and Treasurer at (919) 563-8374

Bond Ticker: MADRIV
May 5, 2004
Mebane, North Carolina

             MADISON RIVER COMMUNICATIONS ANNOUNCES 2004 FIRST
                  QUARTER FINANCIAL AND OPERATING RESULTS

Mebane, North Carolina - May 5, 2004 - Madison River Communications today announced its financial and operating results for the first quarter ended March 31, 2004.


2004 First Quarter Financial and Operating Results
--------------------------------------------------


     Madison River Communications reported revenues in the first quarter ended March 31, 2004 of $48.6 million, an increase of $3.5 million, or 7.6%, compared to revenues of $45.1 million in the first quarter ended March 31, 2003. Net operating income in the first quarter of 2004 was $12.9 million compared to net operating income of $12.4 million in the first quarter of 2003, an increase of $0.5 million, or 3.3%. In addition, the Company reported a net loss of $1.3 million in the first quarter of 2004, an improvement of $1.1 million, or 45.9%, compared to a net loss of $2.4 million in the first quarter of 2003.


     Adjusted Operating Income (1) is computed as operating income (loss) before depreciation, amortization and non-cash long-term incentive plan expenses. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income to net operating income (loss). For the first quarter ended March 31, 2004, the Company reported Adjusted Operating Income of $25.9 million, computed by taking operating income of $12.9 million and adding back depreciation and amortization expenses of $12.1 million and long-term incentive plan expenses of $0.9 million. Adjusted Operating Income in the first quarter of 2004 decreased $1.0 million, or 3.9%, from the $26.9 million in Adjusted Operating Income reported in the first quarter of 2003. The decrease is attributed primarily to a reduction in operating expenses in the first quarter of 2003 from a pension curtailment gain of $2.7 million for which no comparable gain was recognized in the first quarter of 2004 and $0.6 million in expenses for DSL modems recognized in the first quarter of 2004. Prior to the third quarter of 2003, DSL modems were capitalized under the Company's accounting policies. However, beginning in the third quarter of 2003, the Company began expensing DSL modems as their cost fell below the threshold for capitalization. Excluding the impact of the pension curtailment gain and the DSL modem expenses, Adjusted Operating Income would have increased 9.2% in the first quarter of 2004 compared to the first quarter of 2003.

     For the first quarter of 2004, the RLEC operations reported revenues of $45.5 million, an increase of $4.0 million, or 9.4%, compared to revenues of $41.5 million in the first quarter of 2003. The increase is attributed to a $1.8 million increase in local service revenues, a $1.0 million increase in Internet and enhanced data revenues and a $1.1 million increase in miscellaneous revenues. The $1.8 million increase in local service revenues is primarily the result of higher network access revenues in the first quarter of 2004 compared to the first quarter of 2003. Approximately $1.0 million of the increase in network access revenues is attributed to non-recurring revenues from wireless settlements and other carrier access revenues. The increase in Internet and enhanced data revenues of $1.0 million is attributed primarily to the growth in the number of DSL subscriber connections in service. At March 31, 2004, the RLECs served 30,646 DSL subscribers compared to 17,935 at March 31, 2003, an increase of 12,711 connections, or 70.9%. Much of the growth in DSL connections is the result of the Company's new No Limits bundled offering. The Company introduced the No Limits package in its North Carolina market during the third quarter of 2003. As a result of the strong acceptance of this service in North Carolina, the Company introduced the No Limits package in its remaining three RLECs during the fourth quarter of 2003. The No Limits package offers residential customers unlimited local telephone service, nationwide long distance service, certain popular custom calling features and high-speed DSL service for approximately $85 per month subject to a one year contract. The increase of $1.1 million in miscellaneous revenues in the first quarter of 2004 compared to the first quarter of 2003 is attributed primarily to lower bad debt expenses and higher revenues from non-recurring construction projects.

Operating income reported in the RLEC operations for the quarter ended March 31, 2004 was $15.8 million compared to operating income for the quarter ended March 31, 2003 of $15.0 million, an increase of $0.8 million, or 4.7%. The increase is attributed primarily to the increase in revenues of $4.0 million discussed above partially offset by an increase in operating expenses of $3.2 million in the first quarter of 2004 compared to the first quarter of 2003. The increase in operating expenses in the first quarter of 2004 can be attributed largely to the impact on operating expenses in the first quarter of 2003 from the favorable impact of a one-time, non-cash gain of approximately $2.1 million for a pension curtailment. The gain resulted in a reduction in pension expense in the RLEC operations whereas no comparable gain was recognized in the first quarter of 2004. In addition, higher access expenses of $0.6 million, primarily from an increase in access minutes of use related to the No Limits package, and the $0.6 million impact of expensing DSL modems used in the RLEC operations contributed to the increase in operating expenses. Partially offsetting this increase in operating expenses was a reduction in long-term incentive expense of $1.2 million in the first quarter of 2004 when compared to the first quarter of 2003.

     Net income in the RLEC operations was $8.3 million in the first quarter of 2004, an increase of $1.4 million, or 19.1%, from net income of $6.9 million in the first quarter of 2003. The increase can be attributed primarily to the increase in net operating income of $0.8 million and lower interest expenses of $0.5 million. The lower interest expenses are the result of a lower average outstanding balance of long-term debt and lower weighted average interest rates in the first quarter of 2004 compared to the first quarter of 2003.

     For the quarter ended March 31, 2004, the RLEC operations reported Adjusted Operating Income (1) of $25.4 million and an Adjusted Operating Income margin of 56.0%. The Adjusted Operating Income margin (1), previously referred to as "Adjusted EBITDA margin", is computed by dividing the RLEC's Adjusted Operating Income of $25.4 million by the RLEC's revenues of $45.5 million. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income and Adjusted Operating Income margin to net operating income (loss) and net operating income margin, respectively. For the same quarter of 2003, the RLEC operations reported Adjusted Operating Income of $25.8 million and an Adjusted Operating Income margin of 62.3%. The decrease in Adjusted Operating Income and Adjusted Operating Income margin is attributed primarily to the reduction in operating expenses in the first quarter of 2003 from the pension curtailment gain of $2.1 million for which no comparable gain was recognized in 2004 and the $0.6 million in expenses for DSL modems recognized in the first quarter of 2004. Excluding the impact of the pension curtailment gain and the DSL modem expenses, Adjusted Operating Income in the RLEC operations would have increased 9.7% in the first quarter of 2004 compared to the first quarter of 2003.

     On a sequential quarter basis, revenues in the RLEC operations decreased $0.1 million, or 0.1%, operating income increased $3.5 million, or 28.7% and net income increased $1.1 million, or 15.9%. The increase in operating income is attributed primarily to lower operating expenses. Operating expenses in the first quarter of 2004 were $3.6 million lower than operating expenses in the fourth quarter of 2003. The difference in operating expenses is largely the result of higher short-term incentive expenses of $1.9 million in the fourth quarter of 2003 compared to the first quarter of 2004 and a one-time accrual for a potential sales tax liability of $1.1 million recorded in the fourth quarter of 2003 whereas no comparable expense was recognized in the first quarter of 2004. The increase in net income on a sequential quarter basis is attributed to the increase in operating income and was partially offset by lower reported other income of $0.7 million and a lower income tax benefit of $1.8 million in the first quarter of 2004 compared to the fourth quarter of 2003. Other income in the fourth quarter of 2003 included approximately $0.9 million in additional accruals for Rural Telephone Bank dividends and Rural Telephone Finance Cooperative patronage capital allocations compared to the first quarter of 2004. In addition, in the fourth quarter of 2003, the Company recognized approximately $2.7 million in income tax refunds received in a prior year as a reduction to income tax expense, resulting in an income tax benefit of $2.0 million. The Company reported an income tax benefit of $0.2 million in the first quarter of 2004. Adjusted Operating Income increased $2.5 million, or 11.3%, on a sequential quarter basis.

     As of March 31, 2004, the RLEC operations had 216,099 voice access and DSL connections in service or an increase of 9,859 connections, or 4.8%, from March 31, 2003. The change consisted of an increase in DSL connections of 12,711 offset by a decrease in voice access lines of 2,852, or 1.5%.
Compared to March 31, 2003, DSL connections at March 31, 2004 increased 70.9% as each of the RLECs showed significant increases. The increases can be attributed primarily to the No Limits package. As of March 31, 2004, our penetration rate for residential DSL connections as a percentage of primary residential voice access lines was 23.8% compared to 13.4% at March 31, 2003.

     At March 31, 2004, the RLEC operations served 185,453 voice access lines compared to 188,305 voice access lines at March 31, 2003. Approximately 78.2% of the decrease in total voice access lines is attributed to the removal of 2,231 second lines. The decrease in second lines is attributed primarily to the increasing number of DSL connections being placed in service as second lines are being removed when customers subscribe to the RLECs' DSL services. Another factor for the decrease in voice access lines is attributed to the RLEC operations in Illinois, Gallatin River Communications. Excluding second lines that were removed, Gallatin River Communications had a decrease of 2,579 primary voice access lines from March 31, 2003 to March 31, 2004. This decrease accounts for the entire decrease in primary voice access lines in the RLEC operations as each of the other three RLECs had increases in the number of primary voice access lines served. A persistent weakness in the local economies that Gallatin River Communications serves, which are predominantly industrial and agricultural in nature, has led to some loss in the business base and higher unemployment. We are uncertain at this time regarding the trend for voice access lines in this market in the near future.

     On a sequential quarter basis, voice access and DSL connections in the RLECs increased by 6,015 connections at March 31, 2004, or 2.9%, from December 31, 2003. The increase is attributed to an increase in DSL connections of 6,465, or 26.7%, partially offset by a decrease in voice access lines of 450, or 0.2%. The decrease in voice access lines is largely due to voice access line losses at Gallatin River Communications. The growth in DSL connections is attributed primarily to the introduction and promotion of the No Limits package in the largest three RLEC markets in the latter portion of the fourth quarter of 2003. Acceptance of the No Limits package has been robust in each of the RLECs, however, the Company does not expect the rate of growth in new connections to continue at the level experienced in the first quarter of 2004. Of the 216,099 total connections at March 31, 2004, 125,843 are residential lines, 59,610 are business lines and 30,646 are DSL connections. The RLEC operations also served 99,172 long distance accounts at March 31, 2004 for a penetration rate of 53.5% of total voice access lines. In addition, the RLEC operations had 20,663 dial-up Internet subscribers at March 31, 2004. RLEC access minutes of use improved by 4.9% in the first quarter 2004 compared to the first quarter 2003.

     In the first quarter of 2004, revenues from edge-out services were $3.1 million, a decrease of $0.5 million, or 13.1%, from revenues of $3.6 million in the first quarter of 2003. The decrease is attributed primarily to a decrease in the number of connections served in the edge-out markets. On a sequential quarter basis, revenues declined $0.2 million. The Company's edge-out services incurred a net operating loss of $2.9 million in the first quarter of 2004, an increase in loss of $0.3 million, or 11.3%, from a net operating loss of $2.6 million in the same quarter of 2003. The increase in loss is attributed primarily to the decrease in revenues. The net loss in edge-out services was $9.6 million in the first quarter of 2004 compared to $9.3 million in the first quarter of 2003.

     Adjusted Operating Income in the edge-out services for the first quarter of 2004 was $0.5 million compared to $1.1 million in the first quarter of 2003, a decrease of $0.6 million, or 59.0%. The decrease is attributed to the lower revenues in the first quarter of 2004 and a $0.6 million gain from a pension curtailment recognized as a reduction in operating expenses in the first quarter of 2003 for which no comparable gain was recognized in the first quarter of 2004. Offsetting these decreases in Adjusted Operating Income were lower operating expenses, primarily depreciation and amortization expenses. The decrease in depreciation and amortization expenses, which were approximately $0.4 million lower in the first quarter of 2004 compared to the first quarter of 2003, is the result of reduced capital expenditures in the edge-out services in recent years as the growth rate in this line of business has been intentionally slowed. The $0.5 million in Adjusted Operating Income was an increase of $0.4 million from the $0.1 million in Adjusted Operating Income reported in the fourth quarter of 2003. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income to net operating income (loss).

     As of March 31, 2004, the edge-out services had 14,030 voice access lines and 680 high-speed data connections in service compared to 15,911 voice access lines and 717 high-speed data connections in service as of March 31, 2003. This is a decrease of 1,881 voice access lines, or 11.8%, and 37 high-speed data connections, or 5.2%. Included in the loss of voice access lines were over 800 lines from one customer in North Carolina as the result of a merger in the third quarter of 2003.

     J. Stephen Vanderwoude, Chairman and Chief Executive Officer, commented, "We had a strong first quarter in 2004. The strength was evident in the growth of revenues and operating income, and in improving business metrics. We saw demand for main voice access lines begin to firm. Customer purchases of our No Limits bundle exceeded our expectations, and the No Limits bundle pulled through exceptional growth in DSL connections, which drove residential DSL penetration of households in our RLEC markets to 23.8%. The bundle also stimulated the use by our customers of our voice access lines to make more calls. This resulted in growth of network access minutes, which is the first time in two years that access minutes of use have grown compared to the same quarter of the prior year."

As of March 31, 2004, the Company had approximately $56.2 million in liquidity consisting of $15.2 million in cash on hand and $41.0 million that is fully available under two lines of credit with the Rural Telephone Finance Cooperative. The lines of credit mature in March 2005 and the Company intends to negotiate the extension of these lines of credit during 2004. Capital expenditures for the first quarter of 2004 were approximately $4.9 million. The Company expects total capital expenditures to be approximately $12.0 million to $13.0 million for 2004.

     The Company will be conducting a conference call to discuss its 2004 first quarter financial and operating results on Thursday, May 6, 2004 at 11:00 AM EDT. Those interested in listening to the call are invited to access the call via a webcast that can be linked to by going to the Company's website at www.madisonriver.net.

     The Company also announced that Paul Sunu, Chief Financial Officer of Madison River Communications, will be presenting at the Bear Stearns Thirteenth Annual Global Credit Conference. The presentation is scheduled for May 19, 2004 in New York, New York.


1   Non-GAAP Information

     Adjusted Operating Income, which is a non-GAAP financial measure, is operating income (loss) before depreciation and amortization expenses and non-cash long-term incentive plan expenses. Adjusted Operating Income margin is Adjusted Operating Income divided by total revenues. Based on recent guidance from the Securities and Exchange Commission and to improve the clarity of its earnings press releases, the Company no longer uses the phrase "Adjusted EBITDA" but will now use the phrase "Adjusted Operating Income." This is a change in name only, and the Company has not changed the way it calculates current or prior presentations of Adjusted Operating Income. Management uses Adjusted Operating Income and Adjusted Operating Income margin to measure its operating performance. You should be aware that these metrics for measuring the Company's financial results will be different from comparable information provided by other companies and should not be used as an alternative to the operating and other financial information of the Company as determined under accounting principles generally accepted in the United States. The computation of Adjusted Operating Income and Adjusted Operating Income margin and a reconciliation of those measures to net operating income (loss) and net operating income margin are as follows:


Reconciliation of Non-GAAP Measures to Most Directly Comparable GAAP Measures (dollars in thousands):
-----------------------------------------------------------------------------


                                                 RLEC Operations
                                               -------------------
                                                Dollars      Margin        EOS       Consolidated
                                               --------------------------------------------------
For the first quarter ended March 31, 2004:
Net operating income (loss)                     $ 15,733      34.6%     $  (2,866)    $   12,867
Add back: Depreciation and amortization            8,833      19.5%         3,276         12,109
          Long-term incentive plan expenses          873       1.9%            35            908
                                                 -------     ------      --------      ---------

Adjusted Operating Income                       $ 25,439      56.0%     $     445     $   25,884
                                                 =======     ======      ========      =========

For the first quarter ended March 31, 2003:
Net operating income (loss)                     $ 15,031      36.2%     $  (2,575)    $   12,456
Add back: Depreciation and amortization            8,716      21.0%         3,638         12,354
          Long-term incentive plan expenses        2,110       5.1%            22          2,132
                                                 -------     ------      --------      ---------
Adjusted Operating Income                       $ 25,857      62.3%     $   1,085     $   26,942
                                                 =======     ======      ========      =========

For the fourth quarter ended December 31, 2003:
Net operating income (loss)                     $ 12,222      26.8%     $  (3,100)    $    9,122
Add back: Depreciation and amortization            9,285      20.4%         3,410         12,695
          Long-term incentive plan expenses        1,354       3.0%            26          1,380
                                                 -------     ------      --------      ---------
Adjusted Operating Income                       $ 22,861      50.2%     $     336     $   23,197
                                                 =======     ======      ========      =========




Selected Financial Results and Operating Data

Selected historical financial and operating results for the first quarter ended March 31, 2004 and 2003 were (dollars in millions):


                                First Quarter Ended
                                     -----------------------


                                     March 31,     March 31,
                                       2004          2003
                                     -----------------------


Selected Financial Results:
---------------------------

Net revenues                         $  48.6       $  45.1
  RLEC operations                       45.5          41.5
  Edge-out services                      3.1           3.6

Operating expenses                      35.7          32.7
  RLEC operations                       29.7          26.5
  Edge-out services                      6.0           6.2

Net operating income (loss)             12.9          12.4
  RLEC operations                       15.8          15.0
  Edge-out services                     (2.9)         (2.6)

Adjusted Operating Income               25.9          26.9
  RLEC operations                       25.4          25.8
  Edge-out services                      0.5           1.1

Net income (loss)                       (1.3)         (2.4)
  RLEC operations                        8.3           6.9
  Edge-out services                     (9.6)         (9.3)

Cash and cash equivalents            $  15.2       $  17.6
Net telephone plant and equipment      314.7         348.8
Total assets                           784.0         824.5
Long-term debt                         625.0         654.9
Member's interest                      251.3         251.3
Accumulated deficit                   (209.6)       (196.0)
Accumulated other comprehensive loss    (3.5)         (0.1)


Selected Operating Data:
------------------------

Total connections in service         230,809       222,868
  RLEC operations:
    Voice                            185,453       188,305
    DSL                               30,646        17,935
  Edge-out services:
    Voice                             14,030        15,911
    High speed data connections          680           717

  Employees                              624           649

Forward-Looking Statements
--------------------------


The statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as ''may,'' ''will,'' ''expect,'' ''intend,'' ''estimate,'' ''anticipate,'' ''plan,'' ''seek'' or ''believe.'' We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the following:

  * our ability to service our significant amount of indebtedness;
  * our ability to sustain our revenues;
  * our inability to achieve profitability;
  * our ability to raise additional capital on acceptable terms and on a timely basis;
  * our dependence on economic conditions in the local markets we serve;
  * continuing softness in the U.S. economy, specifically with respect to the telecommunications industry;
  * significant and growing competition in the telecommunications industry;
  * the advent of new technology that may force us to expand or adapt our network in the future;
  * our dependence on market acceptance of DSL-based services;
  * the passage of legislation or regulations or court decisions adversely affecting the telecommunications industry;
  * the success of efforts to expand our service offerings and grow our business;
  * our ability to execute our acquisition strategy, including successfully integrating acquired businesses;
  * our ability to protect our proprietary technology;
  * the failure to implement the revised business plan for our edge-out services successfully;
  * the failure to achieve desired operating efficiencies from our information and billing systems;
  * unanticipated network disruptions;
  * our ability to obtain and maintain the necessary rights-of-way for our networks;
  * the financial difficulties of other companies in the telecommunications industry with which we have material relationships;
  * the inability to comply with the minimum volume commitments and other utilization targets in our long distance resale agreements;
  * our ability to compete effectively with the Regional Bell Operating
     Companies;
  * future liabilities or compliance costs associated with environmental and worker health and safety matters; and
  * our dependence on our key personnel.


For more information, see the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 333-36804) filed with the Securities and Exchange Commission.




You should not unduly rely on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this press release or to reflect the occurrence of unanticipated events.


Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in its edge-out markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co. and Providence Equity Partners, the former shareholders of Coastal Utilities, Inc. and members of management.




                          MADISON RIVER CAPITAL, LLC
               Condensed Consolidated Statements of Operations
                            (Dollars in thousands)


                                            Three Months Ended
                                                March 31,
                                       ----------------------------

                                          2004              2003
                                       ----------        ----------

Operating revenues:
  Local service                        $   32,693        $   30,934
  Long distance service                     3,806             3,814
  Internet and enhanced data                4,840             3,814
  Edge-out services                         3,131             3,601
  Miscellaneous telecommunications
    service and equipment                   4,109             2,977
                                         --------          --------

Total operating revenues                   48,579            45,140
                                         --------          --------


Operating expenses:
  Cost of services                         13,435            11,036
  Depreciation and amortization            12,109            12,354
  Selling, general and administrative
    expenses                               10,168             9,294
                                         --------          --------


Total operating expenses                   35,712            32,684
                                         --------          --------


Net operating income                       12,867            12,456

Interest expense                          (15,173)          (15,669)
Other income, net                             865               500
                                         --------          --------


Loss before income taxes                   (1,441)           (2,713)
Income tax benefit                            161               346
                                         --------          --------


Net loss                               $   (1,280)       $   (2,367)
                                         ========          ========


Non-cash long-term incentive
  plan expenses                        $      908        $    2,132
                                         ========          ========